Exhibit 99.1

Edgewise Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results

– Announced positive topline results from the EDG-5506 Phase 1b clinical trial in adults with Becker muscular dystrophy (BMD) –

– Phase 2 trials in BMD and Duchenne muscular dystrophy (DMD) planned to start in 2022 –

– Cash, cash equivalents and marketable securities of $281 million as of December 31, 2021 –

BOULDER, Colo.--(BUSINESS WIRE)--February 24, 2022--Edgewise Therapeutics, Inc. (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, today reported financial results for the fourth quarter and full year of 2021 and recent business highlights.

“2021 was a tremendous year for Edgewise starting with our successful initial public offering that provided financial stability to grow our talented team and advance our pipeline of product candidates,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “I am very excited to start 2022 with positive EDG-5506 data in individuals with BMD and look forward to continuing to advance and expand the EDG-5506 program and our pipeline. Our experienced team is working with urgency to help make a difference in the lives of individuals with rare muscle disorders.”

Recent Highlights

Announced Positive Topline Results from the EDG-5506 Phase 1b Clinical Trial in Adults with BMD

The Company announced positive topline results from the BMD, or Phase 1b, portion of a first-in-human Phase 1 clinical trial assessing the safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) of EDG-5506, an orally administered small molecule myosin inhibitor designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies such as DMD and BMD.

The seven adults with BMD enrolled in the Phase 1b clinical trial were administered 20 mg oral doses of EDG-5506 (n=5) or placebo (n=2) for 14 days. EDG-5506 was shown to be well-tolerated with no discontinuations or dose reductions. The most common adverse event, observed in all Phase 1b participants, including those receiving placebo, was dizziness which was mild and transient. PK data were consistent with robust target engagement, with plasma and muscle exposures exceeding pharmacologically active levels observed in multiple preclinical models of DMD. Similar to observations in the healthy volunteer portion of the clinical trial, dosing with EDG-5506 was not found to affect voluntary grip, shoulder, or hip strength.

Treatment with EDG-5506 led to a significant and time-dependent decrease in key biomarkers of muscle damage when assessed by both standard laboratory assays and proteomic analysis using the SOMAscan 7,000 analyte set. Importantly, creatine kinase (CK) and fast skeletal muscle troponin (TNNI2) were reduced by 71 percent and 83 percent, respectively, to levels near those observed in healthy volunteers when evaluated by SOMAscan. This reduction in muscle damage biomarkers supports the hypothesis that EDG-5506 meaningfully reduces damage from the excessive stress present in dystrophic muscle, thus potentially preserving muscle function and preventing disease progression in dystrophinopathies.

EDG-5506 Phase 2 trials in BMD and DMD

Based on favorable clinical results to date, the Company anticipates initiating Phase 2 trials in individuals with BMD in the first half of 2022 and DMD in the second half of 2022. Moreover, the Company has begun treatment in the ARCH open label study that is evaluating EDG-5506 in adult males with BMD. Participants include those who completed the Phase 1b first-in-human study of EDG-5506, as well as new participants. The study is assessing a 10 mg dose of EDG-5506 administered daily over 12 months. Safety, PK and changes in biomarkers of muscle damage such as CK and TNNI2 will be evaluated. The Company anticipates interim data from the ARCH trial in the first half of 2022. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Advanced Preclinical Research Programs

The Company is advancing the EDG-002 program, which is focused on identifying cardiac muscle modulators with a novel mechanism of action, initially targeting inherited hypertrophic cardiomyopathy (HCM). Further, the team is exploring the potential of this novel mechanism across other cardiac disorders. Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM.

The Company is also advancing EDG-5440, a next generation myosin ATPase modulator designed to target skeletal muscle in a specific set of rare neuromuscular diseases.

Strengthened Engagement with Muscular Dystrophy Community

During the quarter, Edgewise’s leadership introduced EDG-5506, at the CureDuchenne FUTURES national conference, Jesse’s Journey: Defeat Duchenne Family Forum and the Jett Foundation community. The presentations are available on the events and presentations page of the Edgewise website at www.edgewisetx.com.

Fourth Quarter and Full Year 2021 Financial Results

Cash, cash equivalents and marketable securities were $281 million as of December 31, 2021.

Research and development (R&D) expenses were $9.1 million for the fourth quarter 2021, compared to $9.9 million for the immediately preceding quarter. The decrease of $0.8 million was primarily driven by decreased costs for the Phase 1 clinical trial of EDG-5506 due to the larger cohorts of patients dosed in healthy volunteer portion of the study in the third quarter compared to a smaller BMD cohort treated during the fourth quarter.

R&D expenses were $32.2 million and $15.0 million for the years ended December 31, 2021 and 2020, respectively. The increase of $17.2 million was primarily driven by $6.1 million additional costs for our Phase 1 clinical trial of EDG-5506, an increase of $4.8 million related to increased activities in chemistry, drug metabolism and efficacy studies for our preclinical programs and an increase $6.4 million for personnel-related costs, due largely to an increased employee headcount and stock-based compensation to support the growth of the Company’s research and development programs.

General and Administrative (G&A) expenses were $3.7 million for the fourth quarter 2021, compared to $3.2 million for the immediately preceding quarter. The increase of $0.5 million was primarily related to personnel-related costs including stock-based compensation, and to a lesser extent, increased professional fees.

G&A expenses were $11.0 million and $2.2 million for the years ended December 31, 2021 and 2020, respectively. The increase of $8.8 million was primarily related to the cost of operating as a public company, including $3.9 million in increased personnel-related costs from increased headcount and stock-based compensation, $2.2 million in increased directors and officers insurance and $2.7 million in increased professional and consulting costs and other administrative costs.

Net loss and net loss per share for the fourth quarter of 2021 was $12.7 million or $0.26 per share, compared to $12.9 million or $0.26 per share for the immediately preceding quarter.

Net loss for the year ended December 31, 2021 was $42.8 million, or $1.14 per basic and diluted share. This compares with a net loss of $17.1 million, or $23.17 per basic and diluted share, for the year ended December 31, 2020.

About EDG-5506 for DMD and BMD
EDG-5506 is an orally administered small molecule designed to address the root cause of dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action to selectively limit the exaggerated muscle damage caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and PD of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). Go to clinicaltrials.gov to learn more about this clinical trial (NCT04585464). A follow-on open-label, single-center study is assessing the long-term safety and PK of EDG-5506 in adults with BMD. We anticipate initiation of Phase 2 trials in individuals with BMD in the first half of 2022 and DMD in the second half of 2022.

About Edgewise Therapeutics
Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506, EDG-5440 and EDG-002; statements regarding Edgewise’s expectations relating to its results from its preclinical studies and clinical trials including interim data from the ARCH trial; statements about the expected timing of Edgewise’s initiation of its preclinical studies and clinical trials including its Phase 2 clinical trials of EDG-5506 in BMD and DMD; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and Edgewise’s other product candidates in its EDG-5440 and EDG-002 programs; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended Dec.,	Three months ended Sep.,	Twelve months ended Dec. 31,
	2021	2021	2021	2020
Operating expenses:
Research and development	$9,088	$9,880	$32,189	$14,983
General and administrative	3,734	3,196	11,026	2,209
Total operating expenses	12,822	13,076	43,215	17,192
Loss from operations	(12,822)	(13,076)	(43,215)	(17,192)
Interest income	126	127	402	69
Net loss	$(12,696)	$(12,949)	$(42,813)	$(17,123)
Net loss per share - basic and diluted	$(0.26)	$(0.26)	$(1.14)	$(23.17)
Weighted-average shares outstanding, basic and diluted	49,367,716	49,264,938	37,526,332	739,004

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	December, 31	December, 31
	2021	2020
Assets
Cash, cash equivalents and marketable securities	$280,789	$129,094
Other assets	4,444	2,042
Total assets	$285,233	$131,136
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Liabilities	10,850	4,342
Convertible preferred stock	-	160,214
Stockholders' equity (deficit)	274,383	(33,420)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$285,233	$131,136

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com